Exhibit 99.1

FOR IMMEDIATE RELEASE July 10, 2003	Contacts:	Investors Andrew Brown 646/414-1151	Media Robin Schoen 215/504-2122

MEDIX RESOURCES ANNOUNCES LETTER OF INTENT TO PURCHASE

FRONTLINE PHYSICIAN EXCHANGE AND FRONTLINE COMMUNICATIONS

Acquisition of Medical Answering Service Would Expand HealthRamp

Offerings And Provide Access To Established Physician Clientele

New York, NY -Medix Resources, Inc. [AMEX:MXR] today announced that it has entered into a letter of intent with The Duncan Group, Inc., to acquire the portion of its assets known and operated as Frontline Physicians Exchange and Frontline Communications ("Frontline"). Founded in 1996, in Indianapolis, Indiana, Frontline Physicians Exchange is a quality 24-hour telemessaging service for physicians and other medically related businesses. Frontline Communications is dedicated to the non-medical business and professional community providing 24-hour messaging and virtual office services. Medix, through its wholly owned HealthRamp subsidiary, provides Internet-based communication, data integration, and transaction processing technologies designed to provide access to safer and better healthcare.

Frontline's established clientele includes 2,300 physicians, nurse practitioners and other health care providers in over 300 offices, representing the majority of physicians practicing in the greater Indianapolis area. 2003 revenues are expected to be in excess of $1.4MM, and Frontline has been profitable for each of the past 5 years. Frontline Physicians Exchange conducts more than 95% of Frontline's existing business. The proposed acquisition is subject to definitive documentation, the completion of the audit of Frontline and other customary closing conditions, the satisfaction of which cannot be assured. Under the letter of intent, Medix would purchase all of the assets of Frontline, subject to completion of satisfactory due diligence on the part of Medix and the negotiation and execution of definitive documents by August 15, 2003.

"Frontline's dominance of its regional market and high quality execution create many opportunities for us. Our intention is to increase the number of regions in which Frontline operates, while expanding its relationship with its existing clientele. Frontline's status as a trusted service provider will enable us to introduce our HealthRamp connectivity solutions to their existing clientele with relative ease," stated Darryl Cohen, Medix CEO and President. "Our acquisition of Frontline's high quality 24-hour messaging service is another step toward bringing physicians a compelling portfolio of solutions. Organizations as well managed as Frontline are a rare find. We look forward to building on its proven track record of success," concluded Cohen.

"The opportunity to join Medix in providing access to better healthcare is very exciting. Medix's management shares our rigorous focus on customer satisfaction and high quality execution. We believe our customers will welcome the chance to explore adding HealthRamp's connectivity solutions to their practices. Expanding the Frontline model to other markets, and introducing HealthRamp's connectivity solutions, is a natural extension of our existing business," stated Nancy Duncan, Frontline's President. "We're very excited to be able to offer additional products and services to our physicians, nurse practitioners and other health care providers that will help them improve their bottom line through streamlined efficiencies in their offices," stated M. David Duncan, Frontline's CEO.

The Duncan Group, Inc., established in 1996, is the holding company for Frontline Communications and Frontline Physicians Exchange. Frontline Physicians Exchange is a quality 24-hour telemessaging service for physicians and medical related businesses. This is a dedicated division that messages medical accounts only. Currently, Frontline Physicians Exchange services the majority of the physicians in the greater Indianapolis area. Frontline Communications provides 24-hour messaging and virtual office services to the non-medical business and professional community. Frontline focuses exclusively on quality answering and does not provide telemarketing or order entry services. Additional information about Frontline Communications / Frontline Physicians Exchange and it's products and services, can be found at www.frontlineindy.com.

Medix, through its wholly owned HealthRamp subsidiary, provides Internet-based communication, data integration, and transaction processing designed to provide access to safer and better healthcare. Medix's products enable communication of high value-added healthcare information among physician offices, hospitals, health management organizations, and health insurance companies. Additional information about Medix Resources, and its products and services, can be found at www.medixresources.com.

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This press release contains forward-looking statements involving risks and uncertainties that may cause actual results to differ materially from those indicated due to a number of factors. Our plans and objectives are based on assumptions involving judgments with respect to future political, economic, competitive, and regulatory and market conditions, future business decisions, our continuing access to the private equity market on reasonable terms to finance the development of our Internet services and related software and obtain the funds required to effect the proposed acquisition, the effectiveness and the marketability of our proposed Internet services, our ability to protect our proprietary information, and the establishment of an efficient corporate operating structure as we grow, all of which are difficult or impossible to predict accurately and many of which are beyond our control. There can be no assurance that the forward-looking statements will prove to be accurate. Our annual report on Form 10-K, which was filed with the Securities and Exchange Commission on March 27, 2003 and other documents filed with the SEC more recently identify important risk factors that may cause the actual results to differ materially from those indicated by the forward-looking statements. Our information filed with the SEC is available from the SEC or from us.